                                    EXHIBIT C

                                ESCROW AGREEMENT

                                ESCROW AGREEMENT

         ESCROW AGREEMENT (the "Agreement") dated January 17, 2003 by and among ADVANCED PHOTONIX, INC., a Delaware corporation (hereinafter referred to as the "Purchaser") with its principal offices at 1240 Avenida Acaso, Camarillo, California 93102, the STOCKHOLDERS who are signatories hereto (hereinafter collectively referred to as the "Sellers") of TEXAS OPTOELECTRONICS, INC., a Texas corporation (hereinafter referred to as "Company") with its principal offices located at 702 Shepherd Drive, Garland Texas 75042, and AMERICAN ESCROW COMPANY, solely in its capacity as escrow agent (the "Escrow Agent"). The Purchaser and Sellers are sometimes referred to herein as the "Interested Parties."

         The Purchaser and the Sellers have entered into a Stock Purchase Agreement of even date herewith (the "Purchase Agreement").

         This Agreement is entered into pursuant to the terms of the Purchase Agreement. The Sellers have made, given or received certain agreements, covenants, representations and warranties and indemnities in the Purchase Agreement and have agreed that a portion of the purchase price shall be placed and maintained in an escrow account to be administered pursuant to this Agreement and the Purchase Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

         The parties hereto desire to arrange for such escrow and appoint the Escrow Agent as escrow agent in accordance with the terms hereof.

         A copy of the Purchase Agreement has been delivered to the Escrow Agent and the Escrow Agent is willing to act as Escrow Agent hereunder. The Escrow Agent is willing to hold and administer any income thereon and additions thereto, and to pay and distribute the amounts held by it in accordance with the agreement of the Interested Parties and/or judicial orders and decrees as set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and the Purchase Agreement and intending to be legally bound, the parties hereto do hereby agree as follows:

         1. APPOINTMENT OF ESCROW AGENT. Escrow Agent is hereby appointed to act as escrow agent in accordance with the terms hereof, and the Escrow Agent hereby accepts such appointment. Escrow Agent shall have all the rights, powers, duties and obligations provided herein.

         2. THE ESCROW FUND. On the date hereof, the Sellers have delivered or caused to be delivered to the Escrow Agent (i) stock certificates registered in the name of the Escrow Agent representing the Seller's beneficial ownership of an aggregate of 250,000 shares of the Purchaser's Common Stock, par value $.001 per share (such shares together with all share distributions received by the Escrow Agent pursuant to Section 2.1 collectively, the "Shares") and (ii) the sum of Fifty Thousand ($50,000) Dollars by certified check or by wire transfer of immediately available funds

(such amount together with any income earned thereon and any cash distributions received by the Escrow Agent with respect to the Shares, collectively, the "Cash""). The Shares and the Cash Escrow together are sometimes referred to herein as the "Collateral" or the "Escrow Fund". The Escrow Agent hereby acknowledges receipt of the Escrow Fund, and agrees to hold and administer the same subject to and in accordance with the terms of this Agreement.

                  2.1      The Shares.

                           (a)      Sellers hereby authorize The Purchaser to
deliver directly to the Escrow Agent (and agree that they will deliver to the Escrow Agent if they shall first receive same) to be held as part of the Collateral hereunder, all dividends and other distributions, whether in cash or other property, made on or with respect to any Shares held in escrow hereunder.

                           (b)      While any of the Shares are held in escrow
hereunder, the Sellers will have all rights thereto, except (a) the right of possession and (b) the right to receive any dividends or other distributions thereon. Without limiting the generality of the foregoing, the Escrow Agent will vote the Shares held by it as Collateral hereunder in accordance with written instructions received by the Escrow Agent from the Sellers beneficially interested therein, determined in accordance with Section 2.1.(c) hereof, and in default of such instructions may vote or omit to vote such Shares in its discretion. Proxy soliciting material received by the Escrow Agent as the record holder of Shares held as Collateral will be forwarded promptly to the Sellers.

                           (c)      The beneficial interest of each Seller in
the Share Collateral held by the Escrow Agent hereunder is as follows:

                                Percentage of Share     No. of
Name of Seller                      Collateral         Delivered
--------------                      ----------         ---------
Burke, Mayborn Co., Ltd.              40.66%            101,650
Burke, Mayborn Co., Ltd.              37.24%             93,100
Frank M. Burke                          4.6%             11,500
Don Collum                             15.0%             37,500
Leslie D. Major, Jr.                    1.7%              4,250
John Spor                               0.8%              2,000

                  2.2      The Cash.

                           (a)      The Escrow Agent shall invest and
reinvest any cash which may from time to time be held in the Escrow Fund at the written direction of the Interested Parties, in (i) marketable direct obligations having a term not in excess of 90 days issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, having the first or second highest rating obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service,

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Inc. ("Moody's") having a term not in excess of 90 days; (iii) commercial paper having, at the time of acquisition, a rating of A-1 or P-1 or better from either S&P or Moody's; (iv) certificates of deposit having a term not in excess of 90 days issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $100,000,000, provided that if such commercial bank is not organized under the laws of the United States of America, it must be a member of the Federal Deposit Insurance Corporation, or (v) any money market mutual fund substantially all of which is invested in the foregoing investment categories; (vi) time deposits, demand deposits or money market funds registered under the Investment Seller Act of 1940, as amended from time to time (the "1990 Act"), the portfolios of which are limited to Government Securities (as defined in the 1940 Act); or (vii) such other investments as may be expressly approved in writing by both the Purchaser and the Sellers. Escrow Agent shall (to the extent permitted by the terms of the applicable investment) sell or redeem any such investment as necessary to make any payments required pursuant to this Agreement and shall not be responsible for any losses or penalties incurred as a result of any such sale or redemption. In the absence of written directions from the Interested Parties, the Escrow Agent shall invest any cash which may from time to time be held in the Escrow Fund in a money market fund of Bank of America (the "Depository Institution"). The Escrow Agent shall not be responsible or liable for any loss accruing from any investment made in accordance herewith. All earnings received from the investment of the Escrow Funds shall be credited to, and shall become a part of, the Escrow Fund (and any losses on such investments shall be debited to the Escrow Fund). The Escrow Agent shall have no liability for any investment losses, including any losses on any investment required to be liquidated prior to maturity in order to make a payment required hereunder.

                           (b)      The Sellers or entities making payment on
behalf of the Sellers listed below (each a "Depositor") shall have an interest in the Cash Collateral held by the Escrow Agent hereunder is as follows:

                                     Amount                Percentage
 Name of Depositor              of Cash Collateral         Interest
 -----------------              ------------------         --------
Burke, Mayborn Co., Ltd.             $47,189                 94.4%
Frank M. Burke                       $ 2,811                  5.6%

         3.       CLAIMS OF PURCHASER AGAINST ESCROW FUND.

                  3.1 Not later than sixty (60) days after the date hereof, the Purchaser may assert a claim against the Escrow Fund based upon adjustment of the purchase price pursuant to Section 2.2 of the Purchase Agreement by giving written notice to the Escrow Agent and the Sellers of the fact that it is asserting such a claim. Such claim shall be resolved pursuant to the provisions of Section 2.2 of the Purchase Agreement, and no amount so claimed shall be distributed to the Purchaser or the Sellers until such resolution has been completed and the Escrow Agent is instructed in writing as to the disposition of the amount of such claim by the Interested Parties or by final order of a court of competent jurisdiction.

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                  3.2      Not later than the first anniversary of the date
hereof, the Purchaser may assert a claim for indemnification pursuant to Section
8.2 of the Purchase Agreement (an "Indemnification Claim"), by sending written notice to the Escrow Agent and to the Sellers (a "Notice of Claim"). The Notice of Claim shall state the basis for the Indemnification Claim and the total amount claimed (the "Claim Amount") and show in reasonable detail how such amount was computed. If any of the Sellers objects to all or any part of the Indemnification Claim (a "Disputed Claim"), he shall give written notice of such objection to the Escrow Agent and to Purchaser within 30 days after receipt of such Notice of Claim by the Escrow Agent (a "Dispute Notice"). If such Dispute Notice is not received by the Escrow Agent within thirty (30) days of the Escrow Agent's receipt of a Notice of Claim, the Sellers shall be deemed to have acknowledged the correctness and validity of the Indemnification Claim, and the Escrow Agent shall pay to Purchaser out of the Escrow Fund the lesser of (i) the full Claim Amount (or in the event only part of the Indemnification Claim is in dispute, the amount which is undisputed), or, if less, (ii) the entire amount remaining in the Escrow Fund. Such payment shall be made by the transfer of Shares to the Purchaser having a value equal to the Claim. For purposes of determining the number of Shares required to satisfy any Claim Amount, the Shares shall be valued as provided in the second sentence of Section 4.2 below. Any such payment in Shares shall be made by transferring Shares on a pro-rata basis from each account of the Sellers listed in Paragraph 2.1(c).

                  3.3 In the event that any of the Sellers shall dispute an Indemnification Claim, then the Escrow Agent shall retain so much of the Escrow Fund as may be sufficient to pay said Disputed Claim in full and shall make no distribution thereof unless and until the Escrow Agent receives joint written instructions from the Interested Parties or a final order or decree of a court of competent jurisdiction. Upon the mutual written direction of the parties or upon receipt of such court order or decree, the Escrow Agent shall disburse the Escrow Fund in accordance with such written directions or court order.

         4.       RELEASE OF THE ESCROW FUND.

                  4.1 Sixty (60) days after the date hereof (the "Initial Release Date"), the Escrow Agent shall pay to the Depositor out of the Escrow Fund an amount equal to their percentage interest, as set forth in Section 2.2(b) above, of Fifty Thousand ($50,000) Dollars, plus any interest earned thereon, less any amounts claimed by, or paid to, Purchaser pursuant to Section
3.1 above. Any amount held in the Escrow Fund pursuant to the preceding sentence on account of a claim by Purchaser which is ultimately determined not to be payable to Purchaser, shall be paid to the Sellers promptly after such determination is made.

                  4.2 On the first anniversary of the date hereof (the "Final Release Date"), the Escrow Agent shall deliver the Shares remaining in the Escrow Fund, duly endorsed for transfer in blank, to the Sellers in proportion to the percentages set forth in Section 2.1(c) less the number of Shares representing the value of any unresolved Indemnification Claims. For purposes of the preceding sentence, the value of the Shares shall be determined on the basis of average closing price of the Purchaser's Class A Common Stock on the American Stock Exchange (or such other nationally

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recognized exchange or automated quotation system as the parties may reasonably agree upon) over the ten (10) business days immediately preceding the date of the Escrow Agent's receipt of the relevant Indemnification Claim.

         5. TERMINATION OF ESCROW. The escrow provided for hereunder shall terminate upon the date on which no Collateral is held by the Escrow Agent.

         6.       ESCROW AGENT.

                  6.1 Escrow Agent hereby accepts its appointment and agrees to act as Escrow Agent under the terms and conditions of this Agreement.

                  6.2 Escrow Agent is not a party to, or bound by any agreement which may be deposited under, evidenced by, or which arises out of the foregoing instructions.

                  6.3 Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness, or validity of any instrument deposited with it hereunder, or with respect to the form or execution of the same, or the identity, authority, or rights of any person executing or depositing the same.

                  6.4 Escrow Agent shall not be required to take or be bound by notice of any default of any person, or to take any action with respect to such default involving any expense or liability, unless notice in writing is given to an officer of Escrow Agent of such default and unless it is indemnified in a manner satisfactory to it against any such expense or liability. These instructions shall not be subject to rescission or modification except upon receipt by Escrow Agent of written instructions of all the parties hereto or their successors in interest, and no such modification shall be effective unless and until consented to in writing by Escrow Agent.

                  6.5 Escrow Agent shall be protected in acting upon any notice, request, waiver, consent, receipt, or other paper or document believed by Escrow Agent to be genuine and to be signed by the proper party or parties.

                  6.6 Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own willful misconduct, and Escrow Agent shall have no duties to anyone except those signing these instructions.

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                  6.7      Escrow Agent may consult with legal counsel in the
event of any dispute or questions as to the construction of the foregoing instructions, or Escrow Agent's duties hereunder, and Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

                  6.8 Escrow Agent assumes no liability and the parties hereto consent and agree that Escrow Agent shall have no liability for any defalcation, insolvency, receivership or conservatorship of the Depository Institution.

                  6.9 Nor shall Escrow Agent have any liability due to any of the parties other than Escrow Agent filing for Bankruptcy or the consequences or effect of such a Bankruptcy on the funds and/or documents deposited hereunder.

                  6.10 For its ordinary services hereunder, Escrow Agent shall be entitled to an initial fee of $500.00, payable concurrently with its acceptance hereof.

                  6.11 The parties hereto further agree that Escrow Agent assumes no liability for and is expressly released from any claim or claims whatsoever in connection with the receiving, retaining and delivering of the above papers and funds except to account for payment and/or delivery made thereon. Deposit by Escrow Agent of the instruments and funds (less its charges and expenses incurred herein) comprising this escrow in Court, shall relieve Escrow Agent of all further responsibility and liability, and following any such deposit, Escrow Agent is hereby expressly authorized to disregard in its sole discretion any and all notices or warnings given by any of the parties hereto, or by any other person or corporation, but the said Escrow Agent is hereby expressly authorized to regard and to comply with and obey any and all Orders, Judgments or Decrees entered or issued by any Court with or without jurisdiction, and in case Escrow Agent obeys or complies with any such Order, Judgment or Decree of any Court it shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such Order, Judgment or Decree be entered without jurisdiction or be subsequently reversed, modified, annulled, set aside or vacated. In case of any suit or proceeding regarding this escrow to which Escrow Agent is or may be at any time a party, it shall have a lien on the contents hereof for any and all cost, attorneys' fees, whether such attorneys shall be regularly retained or specially employed and other expenses which it may have incurred or become liable for on account thereof, and it shall be entitled to reimburse itself therefor out of said deposit, and the undersigned jointly and severally agree to indemnify and hold harmless Escrow Agent from all loss, costs or damages incurred, including but not limited to attorneys' fees, by reason of this Agreement or the subject matter hereof or any cause of action which may be filed in connection therewith and to pay Escrow Agent, upon demand all such costs, fees and expenses so incurred.

                  6.12 In the event that Escrow Agent performs any service not specifically provided hereinabove, or that there is any assignment or attachment of any interest in the subject matter of this escrow or any modification thereof, or that any controversy arises hereunder, or that Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or the subject matter hereof, Escrow Agent shall be reasonably compensated therefor and reimbursed for all costs and expenses occasioned thereby; and the parties hereto agree jointly and severally to pay the same and to indemnify Escrow Agent against any loss, liability, or expense incurred in any act or thing done by it hereunder, it being understood and agreed that Escrow Agent may interplead the subject matter of this escrow into any court of competent jurisdiction in Dallas County, Texas, and the act of such interpleader shall immediately relieve Escrow Agent of its duties, liabilities, and responsibilities hereunder.

                  6.13 The Escrow Agent (or any successor) may at any time during the term hereof resign its position hereunder by giving 30 days' prior written notice of its intention to resign to the Purchaser and the Sellers. Such resignation shall be effective upon the appointment of a successor escrow agent reasonably acceptable to the Purchaser and the Sellers who shall have agreed to serve in accordance with the terms hereof. Escrow Agent may be removed by the joint action of the Purchaser and the Sellers, with or without cause, at any time upon 60 days' prior written notice to Escrow Agent, which notice may be waived by Escrow Agent. Notwithstanding any resignation or removal of Escrow Agent pursuant to this Section 6.13, Escrow Agent shall continue to serve in its capacity as escrow agent until (i) a successor escrow agent is appointed and has accepted such appointment and (ii) the Escrow Fund has been transferred to and received by such successor escrow agent. Purchaser and Sellers shall promptly take the necessary action to appoint a successor escrow agent in accordance with
Section 6.14 below. Except as provided in Section 2.1 (b) above with respect to the voting of the Shares, for all purposes of this Agreement, the act of Sellers holding a majority of the beneficial interests in the Shares shall be deemed to be the act of the Sellers.

                  6.14 If at any time Escrow Agent shall resign, be removed or otherwise become incapable of acting as escrow agent pursuant to this Agreement, or if at any time a vacancy shall occur in the office of Escrow Agent for any other cause, a successor escrow agent shall be appointed by the Sellers, with the written consent of the Purchasers, which consent may not be unreasonably withheld, by a written instrument delivered to the successor escrow agent. If no successor escrow agent has been appointed at the effective date of resignation or removal of Escrow Agent or within 30 days after the time Escrow Agent became incapable of acting or a vacancy occurred in the office of escrow agent, any party hereto may petition a court of competent jurisdiction for an appointment of a successor escrow agent and Escrow Agent shall have the right to refuse to make any payments from the Escrow Fund until a successor escrow agent is appointed and has accepted such appointment. Upon the appointment and acceptance of any successor escrow agent hereunder, Escrow Agent shall transfer the Escrow Fund to its successor. Upon receipt by the successor escrow agent of the Escrow Fund, Escrow Agent shall be discharged from any continuing duties or obligations under this Agreement, but such discharge shall not relieve Escrow Agent from any liability incurred prior to such event, and the successor escrow agent shall be vested with all rights, powers, duties and obligations of Escrow Agent under this Agreement.

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
         7.       TAXES

                  7.1 Tax Reporting. The Interested Parties agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Funds in any tax year shall (i) to the extent such interest or other income is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Agreement during such tax year, be allocated to such person or entity, and (ii) otherwise shall be allocated to the Sellers.

                  7.2 Certification of Taxpayer Identification Number. The Interested Parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and, returning a Form W9 (or Form W-8, in case of non-U.S. persons) to the Escrow Agent prior to the date on which any income earned on the investment of the Escrow Funds is credited to the Escrow Funds. The Interested Parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Funds.

                  7.3 Tax Indemnification. Each of the Interested Parties agree, jointly and severally, to assume any and all, obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrow Funds or performance of other activities under this Agreement, to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement, and to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with or relating to any payment made or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for future to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses) interest and penalties. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

         8.       (a)      NOTICES. All notices, demands or other communications
to be given or delivered under or by reason of the provisions of this Agreement shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so personally delivered or sent by facsimile transmission or, if mailed, two days after the date of deposit in the mails. All such notices shall be addressed as follows:

                           If to the Sellers:

                           Frank M. and Betsey P. Burke
                           5500 Preston Road - Suite 315
                           Dallas, Texas 75205
                           Fax: (214) 559-9899

                           Burke, Mayborn Co., Ltd.
                           5500 Preston Road - Suite 315
                           Dallas, Texas 75205
                           Fax: (214) 559-9899

                           Don and Janis Collum
                           Rt. 1 Box 254
                           Mt. Vernon, Texas 75457
                           Fax: (903) 860-3103

                           Leslie D. Major, Jr. and Vicki Major
                           P.O. Box 850157
                           Mesquite TX 75185

                           John Spor
                           2202 Mermaid Circle
                           Rowlett, Texas 75088

                           With copies to:

                           Haynes and Boone, LLP
                           2505 N. Plano Road
                           Suite 4000
                           Richardson, TX 75082
                           Attn: David Oden, Esq.
                           Fax: (972) 680-7551

                           If to the Purchaser:

                           Advanced Photonix, Inc.
                           1240 Avenida Acaso
                           Camarillo, California 93102
                           Attention: President
                           Fax: (805) 383-4372

                           With copies to:

                           Richard D. Kurtz
                           Quantum Compliance Systems
                           2111 Golfside Road
                           Ypsilanti, MI 48197
                           Fax: (734) 572-8815

                                    -and-

                           Dornbush Mensch Mandelstam & Schaeffer, LLP
                           747 Third Avenue
                           New York, NY 10017
                           Attn: Landey Strongin, Esq.
                           Fax: (212) 753-7673

         9. WIRING INSTRUCTIONS. Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with Sections 1, 4 and 5 above).

                           If to the Purchaser:

                           Bank:    Santa Barbara Bank & Trust
                                    5000 Santa Rosa Road
                                    Camarillo, California 93102
                           ABA #:   122220593
                           A/C #:   37006574
                           Ref:     Advanced Photonix, Inc.

                           If to the Burke, Mayborn Co., Ltd.:

                           Bank:      Chase Bank of Texas - Houston
                           ABA #:     113000609
                           FAO:       Southwest Securities
                           A/C#:      08805076955
                           FFC:       155556710 (Burke, Mayborn Co., Ltd.)
                           Attn:      Kay Rutledge

                           If to Frank M. Burke:

                           Bank:      Chase Bank of Texas-Houston
                           ABA #:     113000609
                           FAO:       Southwest Securities
                           A/C#:      08805076955
                           FFC:       155587733 (Frank M. Burke, Jr.)
                           Attn:      Kay Rutledge

If to the Escrow Agent:

                           Bank:        Bank of America
                           ABA#:        111000025
                           FAO:         AMERICAN ESCROW COMPANY
                           Acct #:      1297633886
                           Re:          03S01338 CR6
                           Attn:        Melissa Garfield (214) 855-8862

         10. BINDING EFFECT; THIRD PARTIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns. This Agreement is not intended to confer any rights or remedies hereunder on any other person other than the parties hereto.

         11. AMENDMENTS. This Agreement may be amended or modified at any time or from time to time in a writing executed by the Sellers, the Purchaser and the Escrow Agent. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision hereof, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         12. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with the laws of the State of Texas, without resort to the choice of law provisions of the laws of the State of Texas or any other state. The parties hereby irrevocably submit to the exclusive jurisdiction of any state court sitting in the City of Dallas, Texas or the federal court whose venue includes such city over any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection they or either of them may now or hereafter have to the venue of any such action or proceeding in any such court as well as any right they or either of them may now or hereafter have, to remove any such action or proceeding, once commenced, to another court on the grounds of forum non convenient or otherwise. The parties agree that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         13. DISPUTE RESOLUTION. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Fund, or should any claim be made upon the Escrow Agent or the Escrow Fund by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without, liability to anyone, all or any of said Fund until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Fund.

         14. FORCE MAJEURE. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

         15. REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, and (ii) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         16. COUNTERPARTS. This Escrow Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         17. INTEGRATION. This Agreement and the Purchase Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings with respect thereto.

         18. SEVERABILITY. If any provision of this Agreement is held invalid by any court, governmental agency or regulatory body, the other provisions shall remain in full force and effect.

         19. HEADINGS. The descriptive headings used throughout this Agreement are for convenience only and do not constitute a part of this Agreement.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                       SELLERS

                                       /s/ Frank M. Burke
                                       --------------------------------
                                       Frank M. Burke

                                       /s/ Betsy P. Burke
                                       --------------------------------
                                       Betsy P. Burke

                                       /s/ Don Collum
                                       --------------------------------
                                       Don Collum

                                       /s/ Janis Collum
                                       --------------------------------
                                       Janis Collum

                                       /s/ Leslie Major
                                       --------------------------------
                                       Leslie Major

                                       /s/ Vicki Major
                                       --------------------------------
                                       Vicki Major

                                       /s/ John Spor
                                       --------------------------------
                                       John Spor

                                   BURKE, MAYBORN CO., LTD.,
                                       a Texas limited partnership

                                   By: /s/ Frank M. Burke
                                       ---------------------------------------
                                       Frank M. Burke, Managing General Partner

                                   ADVANCED PHOTONIX, INC., PURCHASER

                                   By: /s/ Richard Kurtz
                                       ----------------------------------------
                                       Richard Kurtz, Chairman

Escrow Agent hereby acknowledges receipt of this Agreement and of the Cash referred to herein, agrees to accept the Shares referred to herein to be delivered to Escrow Agent within five business days of this Agreement, and agrees in consideration of the foregoing to hold and dispose of the same in accordance with said instructions and upon the terms and conditions above set forth.

                                   AMERICAN ESCROW COMPANY, Escrow Agent

                                   By: /s/ Carla D. Janousek
                                       ---------------------------------------
                                       Carla D. Janousek, Vice President

                                       22